UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

_____________________

Date of report (Date of earliest event reported): November 8, 2018

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2018, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) approved a 2019 cash bonus plan that included the cash bonus plan for the Company’s executive officers, including the Company’s chief executive officer, chief financial officer and other “named executive officers” from the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2018 (the “Bonus Plan”). The Bonus Plan provides the following structure for executives:

•	General Structure. The Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2019. The total potential funding of the Bonus Plan for each bonus period is based on the Company’s performance under certain metrics set by the Committee for each quarter and for the year. Payouts under the Bonus Plan would occur following a review of the Company’s results and performance for each quarter and for the year and the executive officers’ individual performance results at the end of the year.

•	Funding Target Levels and Performance Metrics. The total funding possible under the Bonus Plan is based on a cash value (the “Target Bonus Fund”) determined by the executive officers’ target bonus levels. Target bonus levels for the Company’s executive officers vary by officer, but are generally set between 40% and 100% of annual base salary. The aggregate amount of these target bonuses are the basis for the total funding of the Bonus Plan. The quarterly and annual funding of the Bonus Plan is based on achievement of the following Company performance metrics for the applicable quarter and full year 2019, respectively: GAAP revenue (weighted 50%) and gross margin (weighted 50%). For each quarterly period and for the annual period of the Bonus Plan, “threshold,” “target” and “superior” performance levels are set for each performance metric based on the Company’s operating plan, which performance levels are intended to capture the relative difficulty of achievement of that metric.

•	Funding Calculation. For each of the four quarterly periods of the Bonus Plan, the Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the Bonus Plan, the Bonus Plan allocates 50% of the total Target Bonus Fund. Funding is based on the weighted average achievement of the performance metrics that achieve at least the “threshold” performance level for a given Bonus Plan period. If the Company does not achieve at least a 50% weighted average achievement level of the performance metrics described above for a given Bonus Plan period (“funding threshold level”), no funding would occur under the Bonus Plan for such period. If the Company achieves the funding threshold level, 50% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 1.67% for every 1% above target performance would occur up to 150% of the Target Bonus Fund for the applicable Bonus Plan period. In addition, funding for the annual period of the Bonus Plan is subject to further adjustment based on the Company’s achievement of a target for 2019 earnings before interest, tax, depreciation and amortization (“EBITDA”), which, if the EBITDA target is met, would increase the funding for the annual period of the Bonus Plan by 20% or, if the EBITDA target is not met, would reduce the funding for the annual period of the Bonus Plan by 20%.

•	Payouts. Any payouts for the quarterly periods of the Bonus Plan would be the same as the funded level based on Company performance (provided the recipient meets eligibility requirements), subject to the final discretion of the Committee. Payouts for the annual period of the Bonus Plan would be made from the aggregate funded amount in the discretion of the Committee based on Company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual Bonus Plan period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 15, 2018	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer